                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                                            Nine Months Ended
                                                  Year Ended December 31,                     September 30,
                                      --------------------------------------------     ---------------------------
                                          2000            1999            1998             2001            2000
                                      -----------      -----------     -----------     -----------      ----------
Weighted average Shares of
 Common Stock outstanding
 during the year...............        1,773,888        1,712,357       1,665,957        1,825,022       1,771,118

Shares of Common Stock
 issuable in connection with
 assumed exercise of options
 under the treasury stock
 method........................           61,562          102,171          53,691           38,280          67,597
                                      ----------      -----------      ----------       ----------      ----------

TOTAL..........................        1,835,450        1,814,528       1,719,648        1,863,302       1,838,717
                                      ==========      ===========      ==========       ==========      ==========

Net Income.....................        1,044,219        1,293,186      $3,086,964       $4,274,811      $  409,924
                                      ==========      ===========      ==========       ==========      ==========
Per Share amount -
 Primary/Basic.................       $     0.59      $      0.76      $     1.85       $     2.34      $     0.23

Per Share amount - Diluted.....       $     0.57      $      0.71      $     1.80       $     2.29      $     0.22